Exhibit 99.1

Contact: Tim Berryman
Director – Investor Relations
Medical Properties Trust, Inc.
(205) 969-3755 tberryman@medicalpropertiestrust.com

CATERINA A. MOZINGO ELECTED TO THE BOARD OF DIRECTORS OF MEDICAL PROPERTIES TRUST

Birmingham, AL – February 18, 2020 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) has announced the election of Caterina Ardon Mozingo, CPA, PFS, to its Board of Directors. Mozingo is a Tax Partner with the CPA firm, Aldridge, Borden & Company, PC.

“Caterina has consulted corporations in different industries, including real estate and healthcare, throughout her 29-year career in public accounting and we are delighted to have her join our board,” said Edward K. Aldag, Jr., MPT’s Chairman, President and Chief Executive Officer. “MPT seeks a diversity of backgrounds, talents and experiences on its board and we are confident that Caterina’s tax expertise will prove valuable as we strive to be an industry leader in good corporate governance.”

A native of Costa Rica, Mozingo graduated summa cum laude from the University of Alabama in Commerce and Business Administration before earning a Master of Tax Accounting degree. She began her career in public accounting with Coopers & Lybrand, LLP where she provided tax consulting services to for-profit and not-for-profit clients including publicly traded and privately held entities. She joined Aldridge, Borden & Company, PC in 1995 and now serves as Tax Partner. Her professional experience includes a broad range of tax consulting and compliance services for businesses, individuals, fiduciaries and tax-exempt entities.

Mozingo is a member of the American Institute of CPA’s and the Alabama Society of CPA’s where she serves on the State Taxation Committee. She also serves on the Board of Directors of the University of Alabama Federal Tax Clinic where she is President Elect (2021) and has served as Scholarship Chair and Exhibitor Chair. She has served on the University of Alabama’s Culverhouse School of Accountancy Professional Advisory Board. Additionally, she has served the Troy University School of Accountancy as a Practitioner in the Classroom and been inducted into the School’s Accounting Hall of Honor.

Fluent in Spanish, Mozingo is active in the Montgomery community having served on the Boards of Directors of Leadership Montgomery as Treasurer, Landmarks Foundation as Treasurer, Catholic Social Services as Vice President and the Montgomery Estate Planning Council. She currently serves on the Advisory Board for Clefworks.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed in 2003 to acquire and develop net-leased hospital facilities. From its inception in Birmingham, Alabama, the Company has grown to become one of the world’s largest owners of hospitals with 389 facilities and more than 41,000 licensed beds in eight countries and across three continents. MPT’s financing model facilitates acquisitions and recapitalizations and allows operators of hospitals to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

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